UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2018
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 Northwest
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.     Results of Operations and Financial Condition.

On February 7, 2018, Cardiovascular Systems, Inc. (the “Company”) issued a press release regarding the Company’s financial results for its second fiscal quarter ended December 31, 2017. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2018, the Company announced that Laurence Betterley, its Chief Financial Officer, is retiring from the Company and that Jeffrey Points, its Vice President, Corporate Controller and Treasurer, has been promoted to Chief Financial Officer to replace Mr. Betterley.

Retirement of Mr. Betterley

On February 6, 2018, the Company entered into a letter agreement with Mr. Betterley (the “Transition Agreement”). Under the Transition Agreement, Mr. Betterley ceased to be the Company’s Chief Financial Officer on February 6, 2018, at which time he ceased to be an executive officer of the Company and became the Company’s Vice President, Administration, through August 15, 2018. Mr. Betterley will continue to receive his current base pay and benefits through such date and will be eligible for a bonus under the Company’s Fiscal 2018 Executive Officer Bonus Plan. Mr. Betterley will not be eligible for any bonus or stock awards for the periods commencing on July 1, 2018 and thereafter.

Mr. Betterley’s employment with the Company will end on August 15, 2018, at which time Mr. Betterley will be offered a severance package consisting of (1) a one-year consulting agreement commencing August 16, 2018 and ending August 15, 2019 (unless terminated earlier as set forth in such agreement), under which Mr. Betterley will be paid $3,333 per month; (2) allowing Mr. Betterley’s time-based restricted stock awards to continue to vest through August 15, 2019; (3) allowing Mr. Betterley’s two performance-based restricted stock awards to continue to vest through their respective vesting periods (provided, that the performance criteria for such vesting are met as determined by the Company in accordance with the terms for such restricted stock (in or around August or September 2019 and 2020 (as applicable)) such that, if and to the extent applicable, such shares will vest as of such determination); and (4) paying Mr. Betterley’s COBRA premiums for up to 18 months or, if earlier, such time as he is eligible for other health insurance coverage. Mr. Betterley will execute a release of claims agreement and will continue to be bound by the terms of any restrictive covenant agreements he may have with the Company.

If Mr. Betterley’s employment is terminated by the Company without cause (as defined in the Company’s Executive Officer Severance Plan (the “Severance Plan”)) or Mr. Betterley terminates his employment for good reason (as such terms are defined in the Severance Plan) in accordance with the Severance Plan, prior to August 15, 2018, he will be entitled to severance benefits under the Severance Plan as if he remained as an executive officer of the Company. If Mr. Betterley’s employment is terminated with cause (as defined in the Severance Plan) prior to August 15, 2018, he will not be eligible for any severance package. If Mr. Betterley resigns his employment with the Company for any reason or dies prior to August 15, 2018, he will not be eligible for any severance package, unless otherwise agreed by the Company in writing.

The foregoing description of the material terms of the Transition Agreement does not purport to be a complete description of such agreement and is qualified in its entirety by reference to the full text of the Transition Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending March 31, 2018.

Appointment of Mr. Points

Mr. Points, age 41, has served as the Company’s Controller since September 2007. In 2015, he also became the Company’s Treasurer and, in 2017, he also became a Vice President of the Company. Prior to joining the Company, Mr. Points was Assistant Controller at Empi Corp. and held various positions at CliftonLarsonAllen. Mr. Points is a licensed Certified Public Accountant.

Effective February 7, 2018, the Company entered into a new employment agreement with Mr. Points (the “Employment Agreement”). The Employment Agreement provides for an initial base salary of $275,000, which base salary may be subject to review and adjustment by the Board of Directors from time to time. Mr. Points is eligible to participate in all retirement plans and other employee benefits and policies, including paid time off, made available by the Company to its full-time employees, to the extent Mr. Points meets the applicable eligibility requirements. Additionally, Mr. Points is eligible to participate in the Severance Plan.

The Employment Agreement is terminable by either party at any time for any reason. Under the terms of the Employment Agreement, if Mr. Points is terminated by the Company without cause or terminates his employment for good reason, as each is defined in the Employment Agreement, the Company will pay Mr. Points an amount equal to 1.5 times his then current base salary (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. If Mr. Points is terminated by the Company without cause or terminates his employment for good reason following a change in control, as defined in the Severance Plan, and before the second anniversary of the change in control, the Company will pay Mr. Points an amount equal to 1.5 times the sum of his then current base salary plus the target bonus amount he was eligible to earn under the cash bonus plan then in effect (payable over 18 months), a pro-rata portion of any performance bonus for which the performance period has not yet expired, and 18 months of the Company’s share of health insurance costs. As a condition to receiving his severance benefits, Mr. Points is required to execute, and not rescind by the 60th day after termination, a release of claims agreement in favor of the Company. The Employment Agreement also contains confidentiality, noncompetition and assignment of inventions provisions.

The Employment Agreement provides that Mr. Points will be eligible to participate in the Company’s bonus programs for executive officers in effect from time to time. For the 12 month period ending June 30, 2018, Mr. Points is eligible to receive cash incentive compensation pursuant to the Company’s Fiscal 2018 Executive Officer Bonus Plan, based on the Company’s achievement of revenue and adjusted EBITDA financial goals for such period. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation. Target bonus amounts are weighted 50% for the revenue goal and 50% for the adjusted EBITDA goal. Target bonus level as a percentage of base salary for Mr. Points is 50% from July 1, 2017 through February 6, 2018, and 60% from February 7, 2018 through June 30, 2018. Depending upon the Company’s performance against the goals, Mr. Points is eligible to earn up to 200% of each of the adjusted EBITDA and revenue portions of his target bonus amount. Beginning in fiscal 2019, Mr. Points will be eligible for annual equity awards with a target value of 125% of his annual base salary.

There are no family relationships between Mr. Points and any director or executive officer of the Company. There are no relationships or related transactions between Mr. Points and the Company that would be required to be reported under Item 404(a) of Regulation S-K. Mr. Points was not appointed to the position of Chief Financial Officer pursuant to any agreement or understanding between Mr. Points and any other person.

The foregoing description of the material terms of the Employment Agreement and compensation arrangements with Mr. Points does not purport to be a complete description of such matters and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending March 31, 2018.

Item 8.01.     Other Events.

On February 7, 2018, the Company issued a press release announcing the retirement of Mr. Betterley and the appointment of Mr. Points as the Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated February 7, 2018.

99.2	Press Release dated February 7, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 7, 2018

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Alexander Rosenstein
Alexander Rosenstein General Counsel and Corporate Secretary